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OFFICE BUILDING SUBLEASE

        This Office Building Sublease ("Sublease") is made as of October 16, 2001, by and between Cooley Godward LLP, a California limited liability partnership ("Sublandlord"), and Iomega Corporation, a Delaware corporation ("Subtenant"), with regard to the following facts.

Recitals

        A.    Sublandlord is the tenant under that certain Office Building Lease dated June 22, 2000 (the "Original Lease"), by and between Frazee East Property Partners, L.P., a California limited partnership ("Master Landlord"), and Sublandlord, as amended by a First Amendment dated December 18, 2000 (the "First Amendment") and a Second Amendment dated June 26, 2001 (the "Second Amendment"). The Original Lease, the First Amendment and Second Amendment are collectively referred to as the "Master Lease." A copy of the Master Lease is attached hereto as Exhibit A. Pursuant to the Master Lease, Sublandlord is currently leasing approximately 137,624 Rentable Square Feet of office space on the third (3rd) and fourth (4th), floors of the building located at 4435 Eastgate Mall ("Building 3") and all four (4) floors in the building located at 4401 Eastgate Mall ("Building 4"), San Diego, California (collectively, the "Master Premises"). All initially capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Master Lease.

        B.    Subtenant desires to sublease the entire Rentable Square Footage on the third (3rd) floor of Building 3 (the "Subleased Premises") from Sublandlord, and Sublandlord desires to sublease the Subleased Premises to Subtenant, upon the terms, covenants and conditions herein set forth.

Agreement

        In consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

        1.    Sublease.    Sublandlord hereby subleases and demises to Subtenant, and Subtenant hereby hires and takes from Sublandlord, the Subleased Premises upon the terms, covenants and conditions set forth herein.

        2.    Term.

          2.1    Initial Term.    The initial term of this Sublease (the "Initial Term") will commence on the date (the "Commencement Date") that is the earlier to occur of (i) the date Subtenant commences business operations in any portion of the Subleased Premises, or (ii) thirty (30) days after full execution of this Sublease and receipt of Master Landlord's consent hereto, and will end (unless sooner terminated as provided in the Master Lease, or extended as provided in Section 2.2 below) on the date that is fifteen (15) months after the Commencement Date. Subtenant may access the Subleased Premises after full execution of this Sublease and receipt of Master Landlord's consent hereto and prior to the Commencement Date for the purposes of installing cabling, furniture, fixtures and equipment, provided that Subtenant shall comply with all other provisions of this Sublease (other than the payment of rent).

          2.2    Option Term.    Sublandlord grants to the original Subtenant named in this Sublease ("Original Subtenant") two (2) options to extend the term of this Sublease (each, an "Extension Option") for a period of six (6) months each (each, an "Option Term"). The first Extension Option may only be exercisable by written notice ("Option Notice") delivered by Subtenant to Sublandlord at least 120 days prior to the expiration of the Initial Term, and the second Extension Option may only be exercisable by an Option Notice delivered by Subtenant to Sublandlord at least 90 days prior to the expiration of first Option Term; provided, however, Subtenant may not exercise an Extension Option if an Event of Default under this Sublease exists as of the delivery of an Option Notice and further provided that the second Extension Option may only be exercised if the first

  Extension Option was exercised. Each Extension Option is personal to the Original Subtenant and any Affiliate assignee of the Original Subtenant and may only be exercised by the Original Subtenant or such Affiliate assignee (and not any non-Affiliate assignee, sublessee or other transferee of the Original Subtenant) if the Original Subtenant or such Affiliate assignee occupies the entire Subleased Premises as of the delivery of the Option Notice. If Subtenant timely and promptly exercises the Extension Option, the term of this Sublease shall be extended for the Option Term upon all of the terms and conditions set forth in this Sublease.

        For purposes of this Sublease, an "Affiliate" is (a) any person(s) or entity who controls, is controlled by or is under common control with Subtenant, (b) any entity resulting from the merger, consolidation or other reorganization with Subtenant, whether or not Subtenant is a surviving entity or (c) any person or legal entity which acquires all or substantially all of the assets or stock of Subtenant. For purposes of this paragraph, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of anyone, whether through the ownership of voting securities, by contract or otherwise.

        3.    Condition of the Subleased Premises.    Except for Sublandlord's Work (as defined below), Subtenant acknowledges that Subtenant will accept possession of the Subleased Premised in their as-is condition, and that, as except as expressly provided herein, Sublandlord has made no representations or warranties concerning the condition of the Building or the Subleased Premises or their fitness for Subtenant's purposes.

        Promptly following the full execution and delivery of this Sublease, Master Landlord's consent to this Sublease (and Sublandlord's Work, if applicable), and receipt of any necessary permits therefor, Sublandlord will commence the work described in Exhibit B attached hereto ("Sublandlord's Work") and shall thereafter diligently prosecute Sublandlord's Work to completion. Subtenant acknowledges that Sublandlord will be performing Sublandlord's Work during Subtenant's occupancy of the Subleased Premises and that Sublandlord's Work will not constitute a constructive eviction, entitle Subtenant to an abatement of rent or extend the Commencement Date, nor shall Sublandlord be liable to Subtenant for any injury to persons or Subtenant's property or business as a result of the performance of Sublandlord's Work; provided however, Sublandlord will exercise commercially reasonable efforts to minimize any disruption to Subtenant's business caused by Sublandlord's Work.

        4.    Delivery of the Subleased Premises; Early Entry.    Provided that Subtenant has delivered to Sublandlord evidence of insurance required by this Sublease, Sublandlord shall deliver the Subleased Premises to Subtenant promptly following the full execution and delivery of this Sublease and Master Landlord's consent to this Sublease, so that Subtenant may construct Alterations and install trade fixtures, equipment, cabling and wires. Subtenant's occupancy of the Subleased Premises prior to the Commencement Date shall be subject to all of the terms and conditions of this Sublease; however, so long as Subtenant does not commence business operations in any part of the Subleased Premises, Subtenant's early entry shall not accelerate the Commencement Date nor obligate Subtenant to pay any rent hereunder during such period prior to the Commencement Date, except that Subtenant shall be responsible for the payment of all electricity consumed in the Subleased Premises during such period pursuant to the provisions of Section 5.2 below.

        5.    Rent.

          5.1    Base Rent.    Subtenant shall pay base rent during the Initial Term of this Sublease in the initial amount of Two and 75/100 Dollars ($2.75) per Rentable Square Foot of the Subleased Premises per month, payable monthly in advance, commencing on the Commencement Date and thereafter on the first day of each month in equal monthly installments of Sixty Seven Thousand Six Hundred Seventy-Two and 00/100 Dollars ($67,672.00), without deduction, set off, prior notice, abatement or demand (except as otherwise provided in this Lease, including, without limitation, by virtue of incorporating certain terms of the Master Lease into this Sublease, to the extent of any abatement, deduction or set off provided for in the Master Lease such that if Sublandlord is not obligated to pay Rent under the terms of the Master Lease with respect to the Subleased Premises, Subtenant shall not be obligated to pay Rent under this Sublease, except to the extent such abatement, deduction or set off under the Master Lease results from a reimbursement to Sublandlord of costs incurred by Sublandlord in connection with exercising its self-help and set off rights under the Master Lease). Commencing with the 13th month of the Initial Term, base rent shall increase by four percent (4%) over the base rent applicable immediately prior thereto, and on commencement of the second Option Term (if the second Extension Option has been exercised) base rent shall increase by three percent (3%) over the base rent applicable immediately prior thereto. In the event that the Commencement Date is not the first day of a month, base rent for the month in which the Commencement Date occurs shall be prorated based upon a fraction, the numerator of which is the number of days from and including the Commencement Date through and including the last day of the subject month, and the denominator of which is thirty (30). The Rentable Square Footage of the Subleased Premises is currently estimated to be 24,608, and is subject to verification by Master Landlord and Sublandlord in accordance with Section 2.4 of the Original Lease. Subtenant shall pay base rent and the Security Deposit based upon the Subleased Premises containing 24,608 Rentable Square Feet. In the event that the final determination of the Rentable Square Footage of the Subleased Premises, as determined pursuant to the BOMA Standard set forth in Section 2.4 of the Original Lease, differs from that set forth above, (i) base rent and the Security Deposit shall be retroactively adjusted based upon the new determination of the Rentable Square Footage, (ii) the parties shall promptly make payments to one another as may be necessary to retroactively adjust such amounts and (iii) the parties shall enter into an amendment to this Sublease reflecting such final determination of Rentable Square Footage and such amounts. Concurrent with Subtenant's execution of this Sublease, Subtenant shall deliver to Sublandlord the first monthly installment of base rent (at the rates calculated in accordance with the following paragraph).

        Notwithstanding the foregoing, and provided that no Event of Default under this Sublease exists at the time of reduction, Sublandlord agrees to (i) reduce the monthly installments of base rent for the first (1st) through third (3rd) full months of the initial term of this Sublease (and any partial month at the beginning of the term if the Commencement Date occurs prior to November 1, 2001) to an amount equal to one third (1/3) of the base rent otherwise payable as set forth above and (ii) reduce the base rent payable during the fourth (4th) through sixth (6th) full months of the initial term of this Sublease to an amount equal to two thirds (2/3) of the base rent otherwise payable as set forth above. During such rental reduction period, Subtenant shall still be responsible for payment of all of its other monetary obligations under this Sublease. Notwithstanding the reduction in base rent as set forth in this paragraph, Subtenant shall be entitled to utilize the entire Subleased Premises during such rental reduction period.

          5.2    Additional Rent.    Subtenant shall pay to Sublandlord Subtenant's pro rata share of the amounts paid by Sublandlord under the Master Lease as "Tenant's Share of Increased Direct Expenses" in the same manner and times under which Sublandlord pays such amounts to Master Landlord under the Master Lease, to the extent such amounts accrue during the term of this Sublease. Subtenant's prorata share shall be a fraction, the numerator of which is the Rentable Square Footage of the Subleased Premises, and the denominator of which is the Rentable Square Footage of the Master Premises. In the event either party reasonably determines that the other party is using a disproportionate amount of utilities or services, the parties shall mutually select a qualified independent consultant to determine the equitable allocation of the cost thereof.

        In the event Subtenant disputes Master Landlord's determination of "Tenant's Share of Increased Direct Expenses," Sublandlord agrees to cooperate with Subtenant in inspecting and auditing Master Landlord's books and records in accordance with the provisions of Section 8.5 of the Original Lease, it being the intent of the parties that the relevant provisions of Section 8 of the Original Lease (including, without limitation, the gross-up requirements of Section 8.2.1) concerning the determination of the Increased Direct Expenses shall inure to the benefit of Subtenant as well as to Sublandlord. Sublandlord shall provide Subtenant with copies of all "Estimated Statements" and "Actual Statements" within ten (10) days after they are received from Master Landlord.

        Subject to Master Landlord's consent, Sublandlord agrees that Subtenant may elect to provide certain services on its own rather than utilize Master Landlord's services (for example, janitorial services). However, Subtenant's providing such services shall not reduce Subtenant's obligation to pay for its pro rata share of the costs for the same services as contained in Tenant's Share of Increased Direct Expenses, unless Master Landlord agrees to eliminate the amount of such costs allocable to the Subleased Premises from Tenant's Share of Increased Direct Expenses.

        Notwithstanding the foregoing, Sublandlord and Subtenant will ensure that prior to the Commencement Date the Subleased Premises will be separately metered for electricity, and therefore Subtenant shall directly pay to the electricity provider, prior to the due date thereof, all charges for electricity usage in the Subleased Premises; provided, however, in the event that the Parties are unable to cause the electricity provider to provide a direct billing to Subtenant, Subtenant shall pay to Sublandlord as additional rent hereunder, all charges for such electricity within thirty (30) days following Subtenant's receipt of an invoice therefor and a copy of the electricity provider's billing showing the electricity usage in the Subleased Premises.

        6.    Security Deposit.    Concurrently with Subtenant's execution of this Sublease, Subtenant shall deposit with Sublandlord a security deposit (the "Security Deposit") in an amount of equal to one (1) monthly installment of base rent (at the rate applicable for the seventh (7th) full month of the initial term of this Sublease). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease term. If Subtenant is in default beyond all applicable notice, grace and cure periods with respect to any provisions of this Sublease, including, but not limited to, the provisions relating to the payment of Rent ("Rent" for the purposes of this Sublease includes base rent and all other sums payable by Subtenant to Sublandlord under this Sublease), Sublandlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Sublandlord may spend or become obligated to spend by reason of Subtenant's default, or to compensate Sublandlord for any other loss or damage that Sublandlord may reasonably suffer by reason of Subtenant's default. If any portion of the Security Deposit is so used or applied, Subtenant shall, within five (5) business days after written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount, and Subtenant's failure to do so shall be a default under this Sublease. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Subtenant within thirty (30) days following the expiration of the Sublease term. Subtenant shall not be entitled to any interest on the Security Deposit.

        7.    Building Antenna.    Subtenant acknowledges that Sublandlord does not have the right under the Master Lease to utilize the roof of Building 3 to install an antennae or satellite dish (an "Antenna"). However, Sublandlord agrees, at no cost to Sublandlord, to cooperate with Subtenant in an attempt to secure the right to install an Antenna on the roof of Building 3. If Master Landlord consents to the installation of an Antenna, (i) Sublandlord will not charge Subtenant any additional rent therefor unless, and then only to the extent that, Master Landlord charges Sublandlord therefor, (ii) all installation work for the Antenna, as well as removal and restoration obligations for the Antenna, shall be governed the provisions of this Sublease concerning Alterations, and (iii) the Antenna shall be deemed to constitute a portion of the Subleased Premises for purposes of Subtenant's indemnity obligations under this Sublease.

        8.    Right of First Refusal.    Sublandlord grants to the Original Subtenant, during the initial term of this Sublease only, a right of first refusal with respect to the fourth (4th) floor of Building 3 and the entirety of Building 4 (the "First Refusal Space"). Sublandlord shall notify Subtenant (the "First Refusal Notice") from time to time when Sublandlord receives a proposal during the initial term of this Sublease that Sublandlord would consider for the subleasing of all or any portion of the First Refusal Space. The First Refusal Notice shall describe the space which is the subject of the proposal and shall set forth the terms and conditions (including the proposed sublease term) set forth in the proposal (collectively, the "Terms"). If Subtenant wishes to exercise Subtenant's right of first refusal with respect to the space described in the First Refusal Notice, then within three (3) business days after delivery of the First Refusal Notice to Subtenant (the "Election Date"), Subtenant shall deliver written notice to Sublandlord ("Subtenant's Election Notice") pursuant to which Subtenant shall elect either to (i) sublease the entire space described in the First Refusal Notice upon the Terms set forth in the First Refusal Notice or (ii) refuse to lease such space identified in the First Refusal Notice, in which event Sublandlord may sublease such space to any person or entity on terms not materially more favorable to a subtenant than those set forth in the First Refusal Notice, and Subtenant's right of first refusal with respect to the space specified in the First Refusal Notice shall thereupon terminate and be of no further force or effect. If Subtenant does not so respond in writing to the First Refusal Notice by the Election Date, Subtenant shall be deemed to have elected the option described in clause (ii) above. If Subtenant timely exercises Subtenant's right of first refusal, Sublandlord and Subtenant shall execute an amendment to this Sublease incorporating into this Sublease the Terms applicable to such subleasing. The rights set forth in this Section 8, and Sublandlord's obligations with respect thereto, shall be personal to the Original Subtenant and any Affiliate assignee of the Original Subtenant. The right of first refusal granted herein shall terminate as to a particular portion of the First Refusal Space upon the failure by Subtenant to exercise its right of first refusal with respect to such space as offered by Sublandlord to Subtenant in accordance with the First Refusal Notice, but shall remain in effect for any subsequent availability of all or any portion of the remaining First Refusal Space. Notwithstanding the foregoing, the right of first refusal as to the space Subtenant refused shall be renewed if Sublandlord is unable to sublease such space on terms not materially more favorable to a subtenant than those set forth in the First Refusal Notice. Subtenant shall not have the right to exercise its right of first refusal if, as of the date of the attempted exercise of any right of first refusal by Subtenant, an Event of Default exists under this Sublease, Subtenant or its Affiliate does not physically occupy the entire Subleased Premises, if any portion of the Subleased Premises is subject to a non-Affiliate sub-sublease, or if Subtenant has exercised an Extension Option. Notwithstanding anything in this Section 8 to the contrary, the rights and obligations of Sublandlord and Subtenant concerning the subleasing of space pursuant to this Section 8 shall be subject to obtaining Master Landlord's consent in accordance with the Master Lease.

        9.    Master Lease.

          9.1  Subtenant and this Sublease shall be subject in all respects to the terms of, and the rights of the Master Landlord under, the Master Lease as such terms and rights relate to the Subleased Premises. Subtenant covenants and warrants that it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Master Lease as they apply to the Subleased Premises, except as modified herein. As applied to this Sublease, the words "Landlord," "Tenant," and "Lease" as used in the Master Lease, shall be deemed to refer to Sublandlord, Subtenant and this Sublease, respectively. Except as otherwise expressly provided herein, the covenants, agreements, terms, provisions and conditions of the Master Lease insofar as they relate to the Subleased Premises and insofar as they are not inconsistent with the terms of this Sublease are made a part of and incorporated into this Sublease as if recited herein in full, and the rights and obligations of the Landlord and the Tenant under the Master Lease shall be deemed the rights and obligations of Sublandlord and Subtenant respectively hereunder and shall be binding upon and inure to the benefit of Sublandlord and Subtenant respectively. As between the parties hereto only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control.

          9.2  Subtenant recognizes that Sublandlord is not in a position to render any of the services or to perform any of the obligations required of Master Landlord by the terms of the Master Lease. Therefore, notwithstanding anything to the contrary contained in this Sublease, Subtenant agrees that performance by Sublandlord of its obligations hereunder is conditional upon due performance by Master Landlord of the corresponding obligations under the Master Lease. Sublandlord shall not be liable to Subtenant for, nor shall Subtenant have any claim against Sublandlord by virtue of, any default of the Master Landlord under the Master Lease of any of its obligations, representations or warranties, or any other failure or delay by Master Landlord in the performance of its obligations thereunder, unless such default, failure or delay is a result of Sublandlord's default of its obligations under the Master Lease. Subject to the waiver set forth in Section 20 of the Original Lease (as incorporated herein) and Master Landlord's repair and restoration obligations under the Master Lease, any maintenance, restoration or repairs to the Subleased Premises or Subtenant's property necessitated by the negligent acts or omissions of Sublandlord or anyone under Sublandlord's control shall be promptly repaired by Sublandlord, at its sole cost and expense. This Sublease shall remain in full force and effect notwithstanding Master Landlord's failure or refusal to comply with any such provisions of the Master Lease and Subtenant shall pay the base rent and additional rent and all other charges provided for herein without any abatement, deduction or setoff whatsoever, except as otherwise provided herein. Notwithstanding the foregoing, whenever Master Landlord fails to perform its obligations under the Master Lease for the benefit of Subtenant, Sublandlord agrees to use reasonable efforts to obtain such performance on behalf of Subtenant. Such reasonable efforts shall include, without limitation: (a) upon Subtenant's request, immediately notify Master Landlord of its non-performance under the Master Lease and request Master Landlord to perform its obligations and (b) upon Subtenant's request, take appropriate legal action to enforce the terms of the Master Lease, using attorneys reasonably acceptable to Subtenant, provided that Subtenant agrees to pay all costs and expenses of Sublandlord reasonably incurred in connection therewith and to indemnify, defend and hold Sublandlord harmless from and against all liabilities, claims, expenses, losses and damages arising from such action.

          9.3  Subtenant recognizes that, wherever Sublandlord has a consent right under this Sublease by virtue of the incorporation of the terms of the Master Lease herein, the ability of Sublandlord to give such consent is dependent upon Master Landlord giving its consent under the Master Lease with respect to the item in question (including, without limitation, consent to an assignment of this Sublease or the sub-subletting of the Subleased Premises). In such cases, Sublandlord agrees to use reasonable efforts to obtain such consent on behalf of Subtenant, at Subtenant's sole cost and expense. However, Sublandlord shall not be liable to Subtenant, nor shall Subtenant have any claim against Sublandlord, for any failure by the Master Landlord to give such consent. In the event Master Landlord does give its consent to a particular matter, Sublandlord shall not unreasonably withhold, condition or delay its consent with respect to such matter. In addition, if Subtenant desires to assign or sublet all or a portion of the Subleased Premises, Sublandlord agrees that its consent will not be required if (i) the financial condition of the transferee is sufficient to perform its obligations under the assignment or subletting, as applicable (ii) the transferee is an Affiliate, (iii) Master Landlord consents to the assignment or subletting and (iv) all other relevant conditions pertaining to such assignment or subletting required by Section 32 of the Master Lease (to the extent the same are incorporated herein pursuant to Section 10.3. below) are otherwise satisfied.

          9.4  Wherever, by virtue of the incorporation of the terms of the Master Lease herein, a time period begins upon Sublandlord's delivery of notice, documents and/or other items to Subtenant,

  said time period shall be deemed to have begun on the date on which Master Landlord delivers such notice, documents and/or other items to Sublandlord, provided Sublandlord delivers a copy of such notice to Subtenant no later than the business day following the day Sublandlord receives the same (for example, if Master Landlord gives Sublandlord notice of default under Section 25.2 of the Original Lease, the thirty (30) day period referred to therein shall, for purposes of this Sublease, commence to run on the date of delivery of such notice to Sublandlord, and not upon Sublandlord's delivery of such notice to Subtenant). Wherever, by virtue of the incorporation of the terms of the Master Lease herein, a time period begins upon Sublandlord's receipt of notice, documents and/or other items from Subtenant, said time period shall be deemed to have begun on the date on which Master Landlord receives such notice, documents and/or other items from Sublandlord (for example, if Subtenant delivers a request for consent to assignment to Sublandlord under Section 32.2 of the Original Lease, the ten (10) business day period referred to in the second sentence of said Section shall commence to run on the date such notice is delivered to Master Landlord by Sublandlord, and not upon Subtenant's delivery of such notice to Sublandlord). Sublandlord agrees to promptly forward to Subtenant all notices, documents and other items it receives from Master Landlord pertaining to the Subleased Premises or Subtenant's rights and obligations hereunder, and to promptly forward to Master Landlord all notices, documents and other items it receives from Subtenant.

          9.5  Sublandlord represents and warrants to Subtenant that (i) the Master Lease attached hereto as Exhibit A is complete and in full force and effect, (ii) the area which is the subject of the Sublease has not been previously assigned by Sublandlord, nor is it subject to a sublease, (iii) Sublandlord shall comply with its duties and obligations under the Master Lease so as to keep the same free from default (beyond applicable notice and cure periods) and in full force and effect, excepting non-compliance attributable to the failure of Subtenant to comply with its duties and obligations under this Sublease, (iv) to Sublandlord's actual knowledge, all obligations of both Master Landlord and Sublandlord thereunder required to be performed as of the date hereof have been satisfied and Sublandlord has neither given nor received a notice of default pursuant to the Master Lease that remains uncured, (v) to Sublandlord's actual knowledge, the construction of the shell of the Building and the currently existing improvements in the Subleased Premises were performed in accordance with all applicable building codes and in a good workmanship manner, (vi) to Sublandlord's actual knowledge, the roof, existing HVAC systems, windows and seals, structural components and all electrical and plumbing systems of the Building and Subleased Premises are in good working condition as of the date hereof and (vii) to Sublandlord's actual knowledge, the Project does not contain any Hazardous Materials in violation of any environmental laws (as defined in Section 38.2 of the Original Lease). For purposes of the foregoing representations and warranties, the phrase "to Sublandlord's actual knowledge" means the current actual knowledge, without inquiry, of Sublandlord's Director of Administration, Lisa E. St. John. Sublandlord covenants: (x) not to voluntarily terminate the Master Lease as to the Subleased Premises without Subtenant's consent (however, Subtenant's consent will not be necessary with respect to Sublandlord's exercise of the termination right under Section 9.7, 28, 30 or 31 of the Original Lease); (y) not to modify the Master Lease so as to adversely affect Subtenant's rights hereunder; and (z) not to make any elections, exercise any rights or give any consent or approval under the Master Lease, in any such case as to adversely affect Subtenant's rights hereunder (except as otherwise permitted in clause (x) above). Subtenant and Sublandlord each covenant not to take any action or do or perform any act or fail to perform any act which would result in the failure or breach of any of the covenants, agreements, terms, provisions or conditions of the Master Lease on the part of the Tenant thereunder.

        10.    Variations from Master Lease.    As between Sublandlord and Subtenant, the following covenants, agreements, terms, provisions and conditions of the Master Lease are hereby modified or not incorporated herein, as applicable:

          10.1 All references in the Master Lease to "Basic Monthly Rent," the "Premises," "Lease Term" and the "Expiration Date" shall, for purposes of the incorporation of the terms of the Master Lease herein, mean the base rent payable hereunder, the Subleased Premises, the Sublease term and the expiration date of the Sublease term, respectively, and all references in the Master Lease to "Building 4" are deleted.

          10.2 All amounts payable hereunder by Subtenant shall be payable directly to Sublandlord pursuant to instructions to be provided by Sublandlord to Subtenant.

          10.3 The following provisions of the Master Lease shall not apply to this Sublease: Sections 2.3, 2.4 (except the second sentence will apply), 2.5, 2.6, 2.7, 2.8, 2.11, 2.12, 2.15, 2.16, 3, 4, the last sentence of 5.4, 6, 7, 8 (except to the extent provided for in Section 5.2 above), 10.2 (except the first three sentences will apply), 11.3, 12.2.3, 12.2.4, 14, 23.2, 28 (except to the extent provided for in Section 24 below), the first and second sentences of 32.4, 33, the last two sentences of Section 38.1 (reference to "Landlord's Executive Vice President (Richard D. Vann)" in the first sentence of Section 38.1 is amended to read "Sublandlord's Director of Administration (Lisa E. St. John)"), 41.2 (however, Sublandlord agrees to reasonably cooperate with Subtenant in connection with Subtenant's efforts in obtaining a non-disturbance agreement), 44, 50, 51.15, and 51.23 of the Original Lease; Schedule A and Exhibits B, C (except that the relevant provisions of Exhibit C will apply with respect to Alterations and any other work performed by or on behalf of Subtenant) and D of the Original Lease; the Addendum to the Original Lease; the First Amendment (except the first section will apply as it relates to the Subleased Premises); and the Second Amendment.

          10.4 Subtenant's parking rights under Section 11.1 of the Original Lease shall not include the exclusive use of the parking area under Building 4; all of Subtenant's parking rights shall be non-exclusive. Based upon Sublandlord's current estimate that the Subleased Premises contain 22,759 Usable Square Feet, Subtenant will be entitled to ninety-one (91) parking spaces pursuant to the ratio set forth in Section 11.2 of the Original Lease. Subtenant acknowledges that the Usable Square Feet contained within the Subleased Premises are subject to verification in accordance with Section 2.4 of the Original Lease, and that if such verification results in the Subleased Premises containing a different number of Usable Square Feet than the amount set forth above, then the number of parking spaces that Subtenant will be entitled to will be adjusted accordingly. Section 11.4 of the Original Lease, as incorporated pursuant to Section 9.1 hereof, is hereby modified as follows: Notwithstanding anything to the contrary contained herein, and provided that no Event of Default under this Sublease exists at the time of reduction, Sublandlord agrees to (i) reduce the monthly parking charges otherwise due hereunder for the first (1st) through third (3rd) full months of the initial term of this Sublease (and any partial month at the beginning of the term if the Commencement Date occurs prior to November 1, 2001) to an amount equal to one third (1/3rd) of the parking charges otherwise due hereunder and (ii) reduce the monthly parking charges otherwise due pursuant to this section during the fourth (4th) through sixth (6th) full months of the initial term of this Sublease to an amount equal to two thirds (2/3) of the parking charges otherwise due hereunder. Notwithstanding the reduction in the parking charges as set forth in this paragraph, Subtenant shall be entitled to utilize all of the parking spaces allotted to Subtenant pursuant to the terms of this Section 10.4.

          10.5 Subtenant's right to signage under Section 12.2.1 and 12.2.2 of the Original Lease shall be subject to Master Landlord's approval and shall be at Subtenant's cost unless Master Landlord agrees to pay for same.

          10.6 The liability policy carried by Subtenant pursuant to Section 16 of the Original Lease for the Subleased Premises shall name both Master Landlord and Sublandlord as additional insureds, and shall be endorsed to provide that it may not be canceled or altered without at least twenty (20) days prior written notice to both Master Landlord and Sublandlord, and the time period within which to deliver evidence of renewal of insurance under Section 19 of the Original Lease shall be twenty (20) days prior to the expiration of each such policy. "Landlord's Invitees" shall, for purposes of the waiver of subrogation under Section 20 of the Original Lease, include Master Landlord.

          10.7 Notwithstanding the provisions of Section 23 of the Original Lease to the contrary, Sublandlord's consent shall be required for all Alterations, including Minor Alterations. Notwithstanding the provisions of Section 23.4 of the Original Lease to the contrary, Subtenant shall, at Sublandlord's request, remove all Alterations, other than Sublandlord's Work (as defined in this Sublease), upon the expiration or earlier termination of this Sublease, and the following phrase contained in the second sentence of Section 23.4 of the Original Lease is deleted as between Sublandlord and Subtenant: "provided that Tenant shall not be required to remove floor or wall coverings, repaint the Premises, install new floor coverings or refill immaterial wall or floor penetrations." Prior to the installation of an Alteration, Subtenant may request in writing that Sublandlord indicate at that time whether Sublandlord will require the removal of such Alteration, in which event Sublandlord shall so indicate in writing to Subtenant. The failure of Sublandlord to give Subtenant written notice of Sublandlord's election to require the removal of the Alteration within five (5) business days following Sublandlord's receipt of such request and Master Landlord's consent (if required under the Master Lease) to such Alteration shall constitute Sublandlord's election not to require such removal, provided that Subtenant's request so informs Sublandlord of the consequences of such failure to respond within such five (5) business day period (notwithstanding the foregoing, if Master Landlord requires removal of an Alteration pursuant to Section 23.4 of the Original Lease, Subtenant shall remove the same on or before the expiration or earlier termination of the Sublease). All cabling and wiring installation in the Subleased Premises by or on behalf of Subtenant shall be performed in accordance with the requirements of Section 9.6 of the Original Lease and, unless otherwise required by Master Landlord or required by Sublandlord pursuant to Section 23 below, all such cabling and wiring shall not be removed by Subtenant upon the expiration or earlier termination of this Sublease. Sublandlord shall forward all of Subtenant's plans for Alterations and cabling and wiring installations to Master Landlord and take, at Subtenant's cost, whatever other reasonable actions that are necessary to obtain Master Landlord's approval of the same under the Master Lease. Subtenant acknowledges that the manufacturer of all cabling and wiring within the Subleased Premises is subject to Sublandlord's approval in order to assure that Sublandlord's warranties for its cabling and wiring is not impaired.

        11.    Indemnity.    Subtenant hereby agrees to protect, defend, indemnify and hold Sublandlord harmless from and against any and all liabilities, claims, expenses, losses and damages, including, without limitation, reasonable attorneys' fees and disbursements, which may at any time be asserted against Sublandlord by the Master Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions or conditions contained in the Master Lease that, by reason of the provisions of this Sublease, Subtenant is obligated to perform. The provisions of this Section 11 shall survive the expiration or earlier termination of the Master Lease and/or this Sublease. Subject to the waiver set forth in Section 20 of the Original Lease (as incorporated herein), Sublandlord shall not be released or indemnified from any damages, liabilities, judgments, actions, claims, attorneys' fees, consultants' fees, payments, costs or expenses arising from the negligence or willful misconduct of Sublandlord or its agents, contractors or licensees, Sublandlord's violation of laws or a breach of Sublandlord's obligations or representations under this Sublease.

        12.    Liability of Sublandlord.    Subtenant agrees that no individual or corporate constituent partner or shareholder (past, present or future) of Sublandlord or any successor shall be personally liable or responsible for the obligations of Sublandlord under this Sublease.

        13.    Building Security.    Subtenant will cooperate with Sublandlord and Master Landlord in connection with the operation of the security system for the Subleased Premises and Building 3.

        14.    Authority.    Subtenant shall, concurrently with the execution hereof, deliver to Sublandlord evidence that the persons executing this Sublease on behalf of Subtenant are authorized to do so.

        15.    Notices.    All approvals, notices or other communications required or permitted under this Sublease shall be in writing, and shall be personally delivered or delivered by overnight commercial carrier, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile ("Fax") machine capable of confirming transmission and receipt, provided that a hard copy of the notice is delivered or mailed in the manner set forth above no later than one business day after transmission by Fax. Notice shall be deemed effective upon the earlier of (a) if personally delivered, on the date of delivery to the address of the party set forth below, (b) if delivered by overnight commercial carrier, on the date of delivery, as shown on the carrier's delivery receipt, (b) if mailed, on the date of delivery as shown by the sender's registry or certification receipt or (d) if sent by Fax, when confirmation of complete transmission and receipt is received by the transmitting party, provided such conformation is received on or before 5:00 p.m. Pacific Time on a business day; if such confirmation is received after 5:00 p.m. on a business day or at any time on a non-business day, notice will be deemed effective on the next business day. For purposes of this Section 15, a business day is Monday through Friday, excluding holidays observed by the U.S. Postal Service.

To Sublandlord:	Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121-9109 Attention: Ms. Lisa St. John Fax No.: (858) 550-6420
To Subtenant:	Iomega Corporation 1821 W. Iomega Way Roy, Utah 84067 Attention: General Counsel Fax No.: (801) 332-3827

        Notice of change of address shall be given by written notice in the manner detailed in this Section 15. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

        16.    Brokers.    Sublandlord hereby represents that, other than Irving Hughes ("Sublandlord's Broker"), to whom Sublandlord will pay a commission in accordance with a separate agreement between Sublandlord and Sublandlord's Broker, it has not dealt with any broker or finder in connection with the consummation of this Sublease. Subtenant hereby represents that, other than CB Richard Ellis, Inc. ("Subtenant's Broker"), to whom Sublandlord will pay a commission in accordance with a separate agreement between Sublandlord and Subtenant's Broker, it has not dealt with any broker or finder in connection with the consummation of this Sublease. Each party agrees to indemnify, hold and save the other party harmless from and against any and all claims for brokerage commissions or finder's fees arising out of the indemnifying party's acts in connection with this Sublease. The provisions of this Section 16 shall survive the expiration or earlier termination of this Sublease.

        17.    Severability.    If any term or provision of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this

Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

        18.    Entire Agreement; Waiver.    This Sublease contains the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns. Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto.

        19.    Captions and Definitions.    Captions to the Sections in this Sublease are included for convenience only and are not intended and shall not be deemed to modify or explain any of the terms of this Sublease.

        20.    Further Assurances.    The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease.

        21.    Governing Law.    This Sublease shall be governed by and in all respects construed in accordance with the internal laws of the State of California.

        22.    Confidentiality.    Subtenant shall keep confidential the terms of this Sublease and the Master Lease; provided, however, Subtenant may disclose such terms (i) to its attorneys, accountants, lenders, prospective lenders, partners and prospective partners, but only to the extent such persons or entities need to review such information in connection with this Sublease and further provided that Subtenant causes such persons or entities to keep such information strictly confidential as required by this Sublease or (ii) to the extent required by law.

        23.    Consent of Lessor.    The validity of this Sublease shall be subject to the Master Landlord's prior written consent hereto pursuant to the terms of Section 32 of the Original Lease. Sublandlord and Subtenant shall each cooperate and use good faith efforts to obtain such consent from Master Landlord. If Master Landlord's consent, upon terms and conditions reasonably acceptable to Sublandlord and Subtenant, has not been obtained within thirty (30) days of the date hereof, either Sublandlord or Subtenant may cancel this Sublease by giving written notice to the other at any time prior to such consent being obtained, in which event (i) Subtenant will, at Sublandlord's request, remove all Alterations, personal property and equipment (including cabling and wiring) installed in the Subleased Premises by Subtenant and repair all damage caused by such installation and removal, (ii) upon completion of such work described in clause (i) above, Sublandlord will return the first installment of base rent and the Security Deposit to Subtenant, and (iii) thereafter neither party will have any further obligations to the other hereunder, except that Subtenant's indemnification obligations under this Sublease accruing during the term hereof shall survive such termination.

        24.    Quiet Enjoyment; Default by Sublandlord.    Subtenant shall peacefully have, hold and enjoy the Subleased Premises free from disturbance by Sublandlord and anyone claiming by, through or under Sublandlord, subject to the terms and conditions of this Sublease and the Master Lease, provided that there is not an Event of Default by Subtenant. Sublandlord shall fully perform all of its obligations under the Master Lease to the extent Subtenant has not expressly agreed to perform such obligations under this Sublease. In the event, however, that Sublandlord fails to (i) perform any of Sublandlord's remaining obligations under the Master Lease (which failure adversely affects Subtenant's use and enjoyment of the Subleased Premises), (ii) perform Sublandlord's stated obligations under this Sublease that are not conditioned upon Master Landlord's performance of same under the Master Lease or (iii) to enforce, for Subtenant's benefit, Master Landlord's obligations under the Master Lease relative to Subtenant's use and enjoyment of the Subleased Premises, and if such failure is not cured within the applicable notice and cure period under the Master Lease (with respect to a failure of Sublandlord's obligations as Tenant thereunder, which notice and cure period is described in Section 25 of the Original Lease) or this Sublease (with respect to a failure of Sublandlord's obligations hereunder, which notice and cure period is described in the first sentence of Section 28 of the Original Lease), then Subtenant, with the consent of Master Landlord, shall be entitled to cure such failure and promptly collect from Sublandlord, Subtenant's reasonable expenses in so doing (including, without limitation, reasonable attorneys' fees and court costs); provided, however, with respect to expenses of enforcing or curing a failure of Master Landlord's obligations under the Master Lease, Sublandlord shall not be liable to Subtenant for any such expenses to the extent Sublandlord is not reimbursed for same from Master Landlord, whether though actual payment by Master Landlord or through exercising Sublandlord's offset rights under the Master Lease. If Subtenant is entitled to reimbursement from Sublandlord pursuant to this Section 24, then Subtenant shall give Sublandlord a Reimbursement Notice (as defined in Section 28 of the Original Lease), and the provisions of the second through sixth sentences of Section 28 of the Original Lease shall apply, with all references therein to "Tenant," "Landlord," this Lease and "Base Rent or Basic Monthly Rent" meaning Subtenant, Sublandlord, this Sublease and base rent hereunder.

        25.    Assignment of Rights.    Sublandlord hereby agrees, at Subtenant's request, to use all reasonable efforts to assign to Subtenant, during the term of this Sublease only, all (a) warranties given and indemnities made by Master Landlord to Sublandlord under the Master Lease which would reduce Subtenant's obligations hereunder and (b) warranties given by any contractors concerning any improvements made to the Subleased Premises, to the extent such warranties would reduce Subtenant's obligations hereunder, provided that the assignment of such warranties described in clauses (a) and (b) above does not increase Sublandlord's obligations or liabilities under the Master Lease. Sublandlord shall cooperate with Subtenant to enforce all such warranties and indemnities.

        26.    Damage and Destruction.

          26.1    Termination of Master Lease.    If the Subleased Premises is damaged or destroyed and Landlord or Sublandlord exercises any option either may have to terminate the Master Lease as to the Subleased Premises, if any, this Sublease shall terminate as of the date of the termination of the Master Lease.

          26.2    Continuation of Sublease.    If the Master Lease is not terminated following any damage or destruction as provided above, this Sublease shall remain in full force and effect and Subtenant shall be entitled to any reduction or abatement of Rent in an amount in proportion to the corresponding reduction in Rent for the Subleased Premises which Sublandlord receives under the Master Lease. Sublandlord shall exercise diligent efforts to enforce any obligation of Landlord to rebuild the Subleased Premises in accordance with the Master Lease.

        27.    Surrender.    In no event shall Subtenant's obligation to surrender the Subleased Premises require Subtenant to repair or restore the Subleased Premises to a condition better than the condition in which the Subleased Premises existed as of the Commencement Date and, subject to the requirements of Section 10.7 above, Subtenant shall be responsible for repairing and restoring only those elements of the Subleased Premises damaged during the term of this Sublease. In addition, Subtenant shall not be required to remove at the expiration of the term of this Sublease or otherwise, Alterations to the Subleased Premises made by or for the account of Sublandlord (Alterations made by Subtenant shall not be deemed to be made by or for the account of Sublandlord).

        In Witness Whereof, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

"Sublandlord":
COOLEY GODWARD LLP, a California limited liability partnership
By:	/s/ FREDERICK T. MUTO
Name:	Frederick T. Muto
Title:	Partner
"Subtenant":
IOMEGA CORPORATION, a Delaware Corporation
By:	/s/ TOM KAMPFER
Name:	Tom Kampfer
Title:	VP, General Counsel & Secretary
By:	/s/ WERNER HEID
Name:	Werner Heid
Title:	President and CEO

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